UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2013

NEOPHOTONICS CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-35061	94-3253730
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

NeoPhotonics Corporation

2911 Zanker Road

San Jose, California 95134

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 232-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(b) and (e)

On August 26, 2013, James D. Fay, the Chief Financial Officer (“CFO”) of NeoPhotonics Corporation (the “Company”) gave notice to the Company that he intended to resign in order to pursue another career opportunity. Mr. Fay’s acceptance of a new position at another company and his resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On August 29, 2013, the Company entered into a transition agreement with Mr. Fay, which agreement provides that Mr. Fay will remain as an employee through a transition period that is expected to run to 5:00 p.m. Pacific time on the date the Company files its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013 (the “Employment Termination Date”), which filing date is planned to be on or about November 11, 2013.

In light of the foregoing agreement, Mr. Fay’s outstanding equity awards will continue to vest through the transition period, Mr. Fay will continue to be eligible to participate in the Company’s employee benefit plans pursuant to the terms of those plans, and Mr. Fay’s annualized base salary will continue at its current rate.

Upon the termination of Mr. Fay’s employment, Mr. Fay has agreed to become a consultant of the Company through March 15, 2014. In consideration of his services as a consultant after his employment termination and for his release of claims, the Company has agreed to compensate Mr. Fay at a rate of $250 per hour.

The foregoing description of the transition agreement is qualified in its entirety by reference to the full text of the transition agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

(c) On August 29, 2013, Cal R. Hoagland, a principal of FLG Partners, LLC, a Silicon Valley chief financial officer services and board advisory consultancy firm, was retained as the interim Chief Financial Officer of the Company. Mr. Hoagland will serve as the Company’s interim Chief Financial Officer and principal financial and principal accounting officer until such time as the Company completes its on-going search for a new Chief Financial Officer. The Company has retained a search firm and has begun the process of identifying qualified candidates.

Mr. Hoagland, age 57, has been a principal and partner of FLG Partners, LLC since May 2005. Mr. Hoagland has provided interim Chief Financial Officer and interim financial executive services to a number of public and private technology companies while with FLG. Prior to FLG, Mr. Hoagland was CFO for several public technology companies. Earlier in his career he was a manager with Coopers &Lybrand, now Price Waterhouse Coopers. Mr. Hoagland holds a B.S. in Accounting from San Jose State University.

In connection with Mr. Hoagland’s becoming the Company’s interim Chief Financial Officer and principal financial and accounting officer, the Company entered into a consulting agreement with FLG Partners, LLC for the provision of Mr. Hoagland’s services. Pursuant to the Company’s consulting agreement with FLG Partners, LLC, FLG Partners, LLC will be paid at a rate of $375 per hour.

The Company’s consulting agreement with FLG Partners, LLC also requires the Company to indemnify Mr. Hoagland and FLG Partners, LLC in connection with the performance of services for the Company. The consulting agreement has an indefinite term and is terminable by either party upon 15 days’ advance written notice.

The foregoing description of the consulting agreement with FLG Partners, LLC for Mr. Hoagland’s services is qualified in its entirety by reference to the full text of the consulting agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 29, 2013	NEOPHOTONICS CORPORATION

	By:	/s/ Timothy S. Jenks
Timothy S. Jenks President and Chief Executive Officer